Exhibit 99.1
KINDER MORGAN REPORTS THIRD QUARTER EARNINGS PER SHARE UP 14% AND DISTRIBUTABLE CASH FLOW PER SHARE UP 11% VERSUS THE THIRD QUARTER OF 2021

HOUSTON, October 19, 2022 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2775 per share for the third quarter ($1.11 annualized), payable on November 15, 2022, to stockholders of record as of the close of business on October 31, 2022. This dividend is a 3% increase over the third quarter of 2021.

The company is reporting third quarter net income attributable to KMI of $576 million, compared to net income attributable to KMI of $495 million in the third quarter of 2021; and distributable cash flow (DCF) of $1,122 million, compared to $1,013 million in the third quarter of 2021. Adjusted Earnings were $575 million for the quarter, versus $505 million in the third quarter of 2021.

“As we continue to witness the tragic consequences of the war in Ukraine, including global economic turbulence and volatility, our company and the U.S. energy sector as a whole can take some measure of pride in continuing to provide both our citizens and those around the world with natural gas, refined products and crude oil,” said Executive Chairman Richard D. Kinder. “The great work of more than 10,000 Kinder Morgan employees has contributed to another strong quarter, as we generated robust earnings and strong coverage of this quarter’s dividend. As always, the company remains steadfast in our long-standing goals: to maintain a strong investment-grade balance sheet, internally fund expansion opportunities, pay an attractive and growing dividend, and further reward our shareholders by repurchasing our shares on an opportunistic basis.”

“The company continues to perform better than budget, well above DCF plan for the quarter,” said Chief Executive Officer Steve Kean. “Our Natural Gas Pipelines segment continues to see strong demand for the extensive firm transport and storage services we offer, as well as favorable contract renewals on multiple assets across our network. We are also moving forward with projects to provide additional transport capacity to liquefied natural gas (LNG) facilities and remain focused on continuing to be the provider of choice for that growing market. Given the proximity of our existing assets to planned LNG expansions, we expect to maintain and potentially expand on our approximately 50% share of transport capacity to LNG export facilities.

“Domestically, we are seeing the market highly value our 700 billion cubic feet (Bcf) of working natural gas storage capacity,” continued Kean. “Our customers are increasingly recognizing the role storage must play in an energy system that requires flexible deliverability as the contribution from intermittent renewable sources continues to grow in the power sector.

“There is simply no question that the assets we operate and the services we provide will be needed for a long time to come. Similarly, it is indisputable that a lengthy transition to greater deployment of low carbon energy sources is underway — and we are responding to that. As we look ahead, roughly 80% of our project backlog is in lower-carbon energy services, including natural gas, renewable natural gas, renewable diesel and feedstocks associated with renewable diesel and sustainable aviation fuel,” Kean concluded.

“Our financial performance during the quarter was strong, as we generated earnings per share of $0.25 and DCF per share of $0.49,” said KMI President Kim Dang. “Earnings per share for the quarter were up 14% and DCF per share was up 11% as compared to the third quarter of 2021, and DCF per share was also up 7% versus budget. We generated $492 million of excess DCF above our declared dividend during the quarter.

“During the quarter, we took several steps to increase value for our shareholders, including progressing expansion projects and selling a 25.5% equity interest in Elba Liquefaction Company, L.L.C. (ELC) for approximately $565 million, which implies an approximately 13 times enterprise value to EBITDA multiple,” continued Dang. “We used those proceeds to reduce short-term debt and create additional capacity for attractive investments, including opportunistic share repurchases. Regarding share repurchases, year-to-date through October 18 we have repurchased approximately 21.7 million shares at an average price of $16.94 per share.”

For the first nine months of 2022, the company reported net income attributable to KMI of $1,878 million, compared to $1,147 million for the first nine months of 2021 and DCF of $3,753 million, down 14% from $4,367 million for the comparable period in 2021. Net income is up in 2022 in part due to a non-cash impairment charge taken in 2021. The DCF decrease compared to the prior period is due primarily to nonrecurring earnings during the February 2021 winter storm. Without the Uri impact, DCF for the first nine months is up 15% versus the prior year period.

2022 Outlook

For 2022, KMI budgeted to generate net income attributable to KMI of $2.5 billion and declare dividends of $1.11 per share, a 3% increase from the dividends declared for 2021. The company also budgeted to generate 2022 DCF of $4.7 billion and Adjusted EBITDA of $7.2 billion and to end 2022 with a Net Debt-to-Adjusted EBITDA ratio of 4.3 times. KMI now expects net income attributable to KMI to be favorable to budget by approximately 3% and Adjusted EBITDA and DCF to be favorable to budget by approximately 4%-5%. Net income is impacted by unsettled hedges, which we treat as Certain Items.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was up in the third quarter of 2022 relative to the third quarter of 2021, primarily on increased volumes on our KinderHawk gathering system; continued strong demand for transport and storage services on Natural Gas

Pipeline Company of America, Southern Natural Gas (SNG) and Midcontinent Express Pipeline; higher contributions from our Texas Intrastate system; and favorable pricing on the Altamont gathering system,” said Dang.

Natural gas transport volumes were flat compared to the third quarter of 2021, with declines on the Texas Intrastate system primarily due to the Freeport LNG terminal outage, on El Paso Natural Gas due to a partial pipeline outage, and on CIG and Cheyenne Plains Gas Pipeline due to continued declining production in the Rockies basins. These declines were partially offset by increases on Kinder Morgan Louisiana Pipeline and Elba Express due to increased deliveries to LNG customers and on SNG due to higher demand from power generation customers. Natural gas gathering volumes were up 13% from the third quarter of 2021 with higher volumes primarily on KinderHawk (which serves the Haynesville shale).

“Contributions from the Products Pipelines segment were down compared to the third quarter of 2021 due to a decline in commodity prices that impacted inventory values on our transmix and crude and condensate assets,” Dang said. “Total refined products volumes were down 2%, while crude and condensate pipeline volumes were down 5% compared to the third quarter of 2021. Gasoline volumes were below the comparable period last year by 3% and diesel volumes were down 5%. Jet fuel volumes continued their strong rebound, up 11% versus the third quarter of 2021. These impacts were partially offset by higher average rates as well as increased volumes through our petroleum condensate processing facility in the Houston Ship Channel.

“Terminals segment earnings were up compared to the third quarter of 2021, driven by gains in our bulk business, which benefited from continued strength in both handling rates and volumes for export coal and petroleum coke. In our liquids business, while volumes at our refined product hub facilities were up versus the prior year period, increased property taxes and weakness at our New York Harbor hub contributed to lower earnings year-over-year,” continued Dang. “In our Jones Act tanker business, where fundamentals continue to improve, the benefit from higher fleet utilization was more than offset by lower average charter rates compared to the third quarter of 2021 as vessels were previously recontracted into a lower, albeit significantly improving, rate environment. Notably, average charter rates and earnings improved this quarter versus the second quarter of 2022.

“CO2 segment earnings were well up compared to the third quarter of 2021 primarily due to higher realized crude, natural gas liquids (NGL) and CO2 prices. Our realized weighted average crude oil price for the quarter was up 25% at $66.34 per barrel, while our weighted average NGL price for the quarter was up 35% from the third quarter of 2021 at $37.68 per barrel, and CO2 prices were up $0.39 or 33%,” said Dang. “Third quarter 2022 combined net oil production across our fields was 7% above plan but down 3% compared to the same period in 2021. NGL sales volumes net to KMI were up 1% versus the third quarter of 2021, while CO2 sales volumes were down 11% on a net to KMI basis compared to the third quarter of 2021, due to the expiration of a carried interest following payout on a project in 2021.”

Other News

Corporate
•Year-to-date through October 18, KMI has repurchased approximately 21.7 million shares of its common stock at an average price of $16.94 per share.
•In August 2022, KMI issued $750 million of 4.80% notes due February 2033 and $750 million of 5.4% notes due August 2052 to repay maturing debt and for general corporate purposes.

Natural Gas Pipelines
•Progress continues on an expansion project for Permian Highway Pipeline, LLC (PHP), with activities to secure construction contractors, land and materials underway. The required compression equipment has been secured. The project will expand PHP’s capacity by approximately 550 million cubic feet per day (MMcf/d). The project will add compression on the PHP system to increase natural gas deliveries from the Permian to U.S. Gulf Coast markets. The target in-service date for the project is November 1, 2023. PHP is jointly owned by subsidiaries of KMI, Kinetik Holdings Inc. and ExxonMobil Corporation. Kinder Morgan is the operator of PHP.

•On September 27, 2022, KMI announced that it had closed on the sale of a 25.5% equity interest in ELC to an undisclosed financial buyer for approximately $565 million. The proceeds from this transaction were used to reduce short-term debt and create additional capacity for attractive investments, including opportunistic share repurchases. As a result of this transaction, KMI and the undisclosed financial buyer each hold a 25.5% interest and Blackstone Credit continues to hold a 49% interest in ELC. The ELC joint venture was formed in 2017 to construct and own the 10 modular liquefaction units in operation at Elba Island. KMI will continue to operate the facility.

•On July 22, 2022, Tennessee Gas Pipeline (TGP) filed an application with the Federal Energy Regulatory Commission for its proposed Cumberland Project. Designed to support Tennessee Valley Authority’s (TVA) proposed retirement and replacement of an existing coal-fired power plant with a natural gas fired, combined cycle power plant, the approximately $181 million project includes a new 32-mile pipeline that will transport approximately 245 MMcf/d of natural gas from the existing TGP system to TVA’s proposed 1,450 megawatt generation facility at an existing site in Cumberland, Tennessee. This project is subject to the completion of TVA’s environmental reviews and final executive approval of its retirement and replacement project. Additionally, pending the receipt of all required permits and clearances, construction is scheduled to begin in August 2024, with an expected in-service date of September 1, 2025.

Products Pipelines
•KMI’s Southern California renewable diesel hub is on target to be fully in service in the first quarter of 2023. The Southern California hub will connect marine and other delivered renewable diesel supplies in the Los Angeles harbor area to the Colton and San Diego areas via KMI’s SFPP pipeline. San Diego is on track to be commissioned in November 2022, with Colton to follow. At Colton, the project will allow customers to deliver renewable diesel for blending with regular diesel and biodiesel for multiple concentrations of renewable fuel at our truck racks. The Southern California renewable diesel hub will accommodate, in aggregate, up to 20,000 barrels per day of blended diesel throughput across the two inland destination truck racks. This project is anchored by customer commitments.

•With respect to KMI’s planned Northern California renewable diesel hub, due to permitting challenges associated with rail, KMI has reconfigured the project to deliver renewable diesel by pipe to multiple locations in Northern California. Targeting the same first quarter of 2023 in-service as the rail project, KMI has identified the ability to move an aggregate of 20,000 barrels per day of renewable diesel on its northern pipeline system from Concord to the Bradshaw, San Jose, and Fresno markets. This project will capitalize on existing infrastructure to allow for a first quarter in-service, with potential capacity expandability available in subsequent phases. KMI is in the process of securing the necessary customer commitments to complete this transition.

•KMI continues construction work at its Carson Terminal to connect marine supplies of renewable diesel coming into its Los Angeles harbor hub to its truck rack for delivery of unblended renewable diesel to local markets. This project is on track to be in service in December 2022.

Terminals
•Tank conversion work continues on the initial phase of the renewable feedstock storage and logistics hub under development at KMI’s Harvey, Louisiana facility. Upon completion of the project, the facility will serve as a hub in the United States where Neste, a leading provider of renewable diesel and sustainable aviation fuel, will store a variety of regionally sourced feedstocks such as used cooking oil. Project scope additions, including for enhanced modal capabilities, have contributed to an upward revision in the expected project cost, which now stands at approximately $80 million. The project, which will produce an attractive return, is supported by a long-term commercial commitment from Neste. It remains on schedule and is expected to commence operations in the first quarter of 2023.

•Field work continues on a previously-announced project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals and will generate an attractive return on invested capital. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities is approximately 34,000 metric tons per year or a 38% reduction in total facility GHG emissions versus 2019 (pre-pandemic). The project is expected to be in service by the third quarter of 2023.

Energy Transition Ventures
•On August 11, 2022, KMI closed on the acquisition of North American Natural Resources, Inc. and its sister companies, North American Biofuels, LLC and North American-Central,

LLC (NANR). The $135 million acquisition includes seven landfill gas-to-power facilities in Michigan and Kentucky. KMI has made a final investment decision (FID) on the conversion of three of the seven to renewable natural gas (RNG) facilities with a capital spend of approximately $145 million. These facilities are expected to be in service by mid-2024 and, once complete, are expected to generate approximately 1.7 Bcf per year of RNG. The remaining four NANR assets, projected to produce 8.0 megawatt-hours in 2023, further diversify KMI’s renewable portfolio by adding electricity generation to its landfill gas-to-power operations.

•Construction is ongoing at the Twin Bridges, Prairie View and Liberty Landfills, the three sites comprising Kinetrex Energy’s approximately $150 million landfill-based renewable natural gas (RNG) projects in Indiana. The sites are expected to be placed in service throughout 2023 and KMI will begin monetizing renewable identification numbers (RINs) from the first of the new plants in the first quarter of 2023. These projects will add approximately 3.5 Bcf to KMI’s total annual RNG gross production upon completion.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines, 141 terminals, 700 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 2.2 Bcf per year of gross production with an additional 5.2 Bcf in development. Our pipelines transport natural gas, refined petroleum products, renewable fuels, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, renewable fuel feedstocks, chemicals, ethanol, metals and petroleum coke. Learn more about our renewables initiatives on the low carbon solutions page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, October 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings. An investor presentation update will be posted to the Investor Relations page of KMI’s website prior to 9:30 a.m. ET on October 20, 2022.

Non-GAAP Financial Measures

This press release includes the non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion and amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow (FCF).

For reconciliations of budgeted DCF and budgeted Adjusted EBITDA to budgeted net income attributable to KMI for 2022, please refer to Table 9 and Table 10 included in KMI’s press release dated April 20, 2022.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7).

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion). FCF is used by external users as an additional leverage metric. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations.

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy transition-related opportunities; KMI’s 2022 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2021 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2022	2021		2022	2021
Revenues	$5,177	$3,824		$14,621	$12,185
Operating costs, expenses and other
Costs of sales	2,717	1,559		7,294	4,504
Operations and maintenance	712	614		1,960	1,710
Depreciation, depletion and amortization	551	526		1,632	1,595
General and administrative	162	174		470	490
Taxes, other than income taxes	113	106		340	324
(Gain) loss on divestitures and impairments, net	(9)	4		(30)	1,602
Other income, net	—	(3)		(6)	(6)
Total operating costs, expenses and other	4,246	2,980		11,660	10,219
Operating income	931	844		2,961	1,966
Other income (expense)
Earnings from equity investments	195	169		564	392
Amortization of excess cost of equity investments	(19)	(21)		(57)	(56)
Interest, net	(399)	(368)		(1,087)	(1,122)
Other, net	21	21		63	264
Income before income taxes	729	645		2,444	1,444
Income tax expense	(134)	(134)		(512)	(248)
Net income	595	511		1,932	1,196
Net income attributable to NCI	(19)	(16)		(54)	(49)
Net income attributable to Kinder Morgan, Inc.	$576	$495		$1,878	$1,147
Class P Shares
Basic and diluted earnings per share	$0.25	$0.22	14%	$0.83	$0.50	66%
Basic and diluted weighted average shares outstanding	2,253	2,267	(1)%	2,262	2,265	—%
Declared dividends per share	$0.2775	$0.27	3%	$0.8325	$0.81	3%
Adjusted Earnings (1)	$575	$505	14%	$1,928	$2,395	(19)%
Adjusted Earnings per share (1)	$0.25	$0.22	14%	$0.85	$1.05	(19)%

Note:
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2022	2021		2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$576	$495		$1,878	$1,147
Total Certain Items	(1)	10		50	1,248
Adjusted Earnings (1)	575	505	14%	1,928	2,395	(19)%
DD&A and amortization of excess cost of equity investments for DCF (2)	647	612		1,897	1,854
Income tax expense for DCF (1)(2)	167	165		601	754
Cash taxes (2)	(15)	(12)		(63)	(56)
Sustaining capital expenditures (2)	(243)	(241)		(581)	(558)
Other items (3)	(9)	(16)		(29)	(22)
DCF	$1,122	$1,013	11%	$3,753	$4,367	(14)%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2022	2021		2022	2021
Natural Gas Pipelines	$1,159	$1,090	6%	$3,589	$4,248	(16)%
Products Pipelines	257	280	(8)%	855	836	2%
Terminals	240	233	3%	731	706	4%
CO2	195	154	27%	614	596	3%
Adjusted Segment EBDA (1)	1,851	1,757	5%	5,789	6,386	(9)%
General and administrative and corporate charges (1)	(149)	(167)		(438)	(465)
JV DD&A and income tax expense (1)(2)	90	84		262	270
Net income attributable to NCI (1)	(19)	(16)		(54)	(49)
Adjusted EBITDA	1,773	1,658	7%	5,559	6,142	(9)%
Interest, net (1)	(384)	(376)		(1,133)	(1,139)
Cash taxes (2)	(15)	(12)		(63)	(56)
Sustaining capital expenditures (2)	(243)	(241)		(581)	(558)
Other items (3)	(9)	(16)		(29)	(22)
DCF	$1,122	$1,013	11%	$3,753	$4,367	(14)%
Weighted average shares outstanding for dividends (4)	2,267	2,279		2,275	2,278
DCF per share	$0.49	$0.44		$1.65	$1.92
Declared dividends per share	$0.2775	$0.27		$0.8325	$0.81

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes pension contributions, non-cash pension expense and non-cash compensation associated with our restricted stock program.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2022	2021		2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$576	$495	16%	$1,878	$1,147	64%
Certain Items:
Fair value amortization	(4)	(7)		(11)	(15)
Legal, environmental and taxes other than income tax reserves	23	—		23	112
Change in fair value of derivative contracts (1)	(6)	22		49	64
Loss on impairments, divestitures and other write-downs, net (2)	—	4		—	1,515
Income tax Certain Items	(20)	(12)		(35)	(439)
Other	6	3		24	11
Total Certain Items (3)	(1)	10		50	1,248
DD&A and amortization of excess cost of equity investments	570	547		1,689	1,651
Income tax expense (4)	154	146		547	687
JV DD&A and income tax expense (4)(5)	90	84		262	270
Interest, net (4)	384	376		1,133	1,139
Adjusted EBITDA	$1,773	$1,658	7%	$5,559	$6,142	(9)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)	Nine months ended September 30, 2021 amount includes a pre-tax non-cash impairment loss of $1,600 million related to our South Texas gathering and processing assets within our Natural Gas Pipelines business segment reported within "(Gain) loss on divestitures and impairments, net" and a pre-tax gain of $206 million associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC, offset partially by a write-down of $117 million on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C., reported within "Other, net" and "Earnings from equity investments," respectively, on the accompanying Preliminary Consolidated Statement of Income (see Table 1).
(3)	Three months ended September 30, 2022 and 2021 amounts include less than $1 million and $2 million, respectively, and nine months ended September 30, 2022 and 2021 amounts include $4 million and $129 million, respectively, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income.
(4)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(5)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Natural Gas Pipelines (1)
Transport volumes (BBtu/d)	38,637	38,527	38,726	38,593
Sales volumes (BBtu/d)	2,469	2,616	2,521	2,480
Gathering volumes (BBtu/d)	3,179	2,808	2,999	2,662
NGLs (MBbl/d) (1)	24	29	29	30
Products Pipelines (MBbl/d)
Gasoline (2)	989	1,023	982	987
Diesel fuel	368	389	370	395
Jet fuel	278	250	262	217
Total refined product volumes	1,635	1,662	1,614	1,599
Crude and condensate	467	491	477	503
Total delivery volumes (MBbl/d)	2,102	2,153	2,091	2,102
Terminals (1)
Liquids leasable capacity (MMBbl)	78.9	79.0	78.9	79.0
Liquids utilization %	91.1%	94.7%	91.1%	94.7%
Bulk transload tonnage (MMtons)	13.4	13.4	40.0	37.9
CO2
SACROC oil production	19.91	20.13	19.62	19.90
Yates oil production	6.43	6.52	6.52	6.45
Katz and Goldsmith oil production	1.77	2.06	1.82	2.29
Tall Cotton oil production	0.97	1.12	1.00	1.02
Total oil production - net (MBbl/d) (3)	29.08	29.83	28.96	29.66
NGL sales volumes - net (MBbl/d) (3)	9.74	9.68	9.47	9.32
CO2 sales volumes - net (Bcf/d)	0.33	0.37	0.35	0.39
Realized weighted average oil price ($ per Bbl)	$66.34	$53.03	$67.91	$52.21
Realized weighted average NGL price ($ per Bbl)	$37.68	$28.01	$41.01	$23.73

CO2 Segment Hedges	Remaining 2022	2023	2024	2025	2026
Crude Oil (4)
Price ($ per Bbl)	$62.42	$63.28	$61.04	$61.08	$65.67
Volume (MBbl/d)	26.40	21.10	13.40	8.95	3.00
NGLs
Price ($ per Bbl)	$56.02	$61.39
Volume (MBbl/d)	4.57	2.04
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.53	$0.87
Volume (MBbl/d)	23.65	14.50

Notes
(1)	Volumes for acquired pipelines are included for all periods, however, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for facilities divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$483	$1,140
Other current assets	3,336	2,689
Property, plant and equipment, net	35,534	35,653
Investments	7,465	7,578
Goodwill	19,965	19,914
Deferred charges and other assets	3,209	3,442
Total assets	$69,992	$70,416
Liabilities and Stockholders' Equity
Short-term debt	$2,634	$2,646
Other current liabilities	3,514	3,175
Long-term debt	29,000	29,772
Debt fair value adjustments	107	902
Other	2,602	2,000
Total liabilities	37,857	38,495
Other stockholders' equity	31,119	31,234
Accumulated other comprehensive loss	(363)	(411)
Total KMI stockholders' equity	30,756	30,823
Noncontrolling interests	1,379	1,098
Total stockholders' equity	32,135	31,921
Total liabilities and stockholders' equity	$69,992	$70,416

Net Debt (1)	$31,204	$31,214

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	September 30,	December 31,
	2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2,515	$1,784
Total Certain Items	22	1,220
DD&A and amortization of excess cost of equity investments	2,250	2,213
Income tax expense (2)	720	860
JV DD&A and income tax expense (2)(3)	344	351
Interest, net (2)	1,512	1,518
Adjusted EBITDA	$7,363	$7,946

Net Debt-to-Adjusted EBITDA	4.2	3.9

Notes
(1)	Amounts exclude (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(53) million and $64 million as of September 30, 2022 and December 31, 2021, respectively, as we have entered into swaps to convert that debt to U.S.$. In March 2022, one series of our Euro denominated debt matured and as of September 30, 2022, we have one remaining series of Euro denominated debt outstanding.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,135	$1,069	$3,453	$2,602
Certain Items	24	21	136	1,646
Natural Gas Pipelines Adjusted Segment EBDA	1,159	1,090	3,589	4,248
Products Pipelines (GAAP)	257	279	855	792
Certain Items	—	1	—	44
Products Pipelines Adjusted Segment EBDA	257	280	855	836
Terminals (GAAP)	240	216	731	689
Certain Items	—	17	—	17
Terminals Adjusted Segment EBDA	240	233	731	706
CO2 (GAAP)	215	163	619	599
Certain Items	(20)	(9)	(5)	(3)
CO2 Adjusted Segment EBDA	195	154	614	596
Total Segment EBDA (GAAP)	1,847	1,727	5,658	4,682
Total Segment EBDA Certain Items	4	30	131	1,704
Total Adjusted Segment EBDA	$1,851	$1,757	$5,789	$6,386
Depreciation, depletion and amortization (GAAP)	$(551)	$(526)	$(1,632)	$(1,595)
Amortization of excess cost of equity investments (GAAP)	(19)	(21)	(57)	(56)
DD&A and amortization of excess cost of equity investments	(570)	(547)	(1,689)	(1,651)
JV DD&A	(77)	(65)	(208)	(203)
DD&A and amortization of excess cost of equity investments for DCF	$(647)	$(612)	$(1,897)	$(1,854)
General and administrative (GAAP)	$(162)	$(174)	$(470)	$(490)
Corporate benefit	13	7	32	25
Certain Items	—	—	—	—
General and administrative and corporate charges (1)	$(149)	$(167)	$(438)	$(465)
Interest, net (GAAP)	$(399)	$(368)	$(1,087)	$(1,122)
Certain Items	15	(8)	(46)	(17)
Interest, net (1)	$(384)	$(376)	$(1,133)	$(1,139)
Income tax expense (GAAP)	$(134)	$(134)	$(512)	$(248)
Certain Items	(20)	(12)	(35)	(439)
Income tax expense (1)	(154)	(146)	(547)	(687)
Unconsolidated JV income tax expense (1)(2)	(13)	(19)	(54)	(67)
Income tax expense for DCF (1)	$(167)	$(165)	$(601)	$(754)
Net income attributable to NCI (GAAP)	$(19)	$(16)	$(54)	$(49)
NCI associated with Certain Items (3)	—	—	—	—
Net income attributable to NCI (1)	$(19)	$(16)	$(54)	$(49)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Additional JV information
Unconsolidated JV DD&A	$(89)	$(76)	$(242)	$(236)
Less: Consolidated JV partners' DD&A	(12)	(11)	(34)	(33)
JV DD&A	(77)	(65)	(208)	(203)
Unconsolidated JV income tax expense (1)(2)	(13)	(19)	(54)	(67)
JV DD&A and income tax expense (1)	$(90)	$(84)	$(262)	$(270)
Unconsolidated JV cash taxes (2)	$(12)	$(13)	$(51)	$(47)
Unconsolidated JV sustaining capital expenditures	$(38)	$(29)	$(89)	$(81)
Less: Consolidated JV partners' sustaining capital expenditures	(2)	(2)	(6)	(5)
JV sustaining capital expenditures	$(36)	$(27)	$(83)	$(76)

KMI FCF
Net income attributable to Kinder Morgan, Inc. (GAAP)	$576	$495	$1,878	$1,147
Net income attributable to noncontrolling interests	19	16	54	49
DD&A and amortization of excess cost of equity investments	570	547	1,689	1,651
Deferred income taxes	130	131	499	236
Earnings from equity investments	(195)	(169)	(564)	(392)
Distribution of equity investment earnings (4)	200	189	548	535
Working capital and other items (5)	(385)	(80)	(541)	1,214
Cash flow from operations (GAAP)	915	1,129	3,563	4,440
Capital expenditures (GAAP)	(365)	(349)	(1,144)	(894)
FCF	550	780	2,419	3,546
Dividends paid	(629)	(616)	(1,876)	(1,828)
FCF after dividends	$(79)	$164	$543	$1,718

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Nine months ended September 30, 2021 amount includes less than $1 million of noncontrolling interests associated with Certain Items.
(4)	Excludes distributions from equity investment in excess of cumulative earnings of $22 million and $73 million for the three months ended September 30, 2022 and 2021, respectively, and $126 million and $121 million for the nine months ended September 30, 2022 and 2021, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(5)	Includes non-cash impairments recognized. See Table 4 for more information.